Exhibit 99.1

Financial Highlights

(Dollars in thousands, except per share amounts)

Year Ended December 31,	2004	2003	2002
Revenues	$1,039,506	$921,734	$906,791
Operating Income	$179,654	$148,215	$147,169
Income From Continuing Operations	$105,876	$89,840	$87,058
Diluted Earnings Per Share From Continuing Operations*	$1.66	$1.36	$1.26
Net Cash Provided by Operating Activities	$144,817	$131,819	$119,856
Capital Expenditures	$40,908	$43,747	$48,961
Total Assets	$922,209	$785,356	$702,141
Long-Term Debt	$273,968	$222,399	$214,200
Total Shareholders’ Equity	$300,063	$261,139	$198,443

*	Diluted earnings per share from continuing operations for the years ended December 31, 2004, 2003 and 2002 is $1.53, $1.25 and $1.11, respectively, on a pro forma basis including adjustments to reflect the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” See Notes to Consolidated Financial Statements for further information.